Of the 299,510 shares of common stock shown in Column 2 of Table I:

1) 61,979 shares are held directly.

2) 7,400 shares represent the remaining portion of a grant of a restricted stock award that has restrictions that lapse at the rate of 30% of the shares on the 1st anniversary of the date of grant (which date of grant was 10/22/09), and
30% of the shares on the 2nd anniversary of the date of grant, and the remaining
  40% of the shares on the 3rd anniversary of the date of grant, provided that in all instances the reporting person is an employee of, or consultant (as defined in the relevant Stock Incentive Plan) to the Company or subsidiary.

3) 37,000 shares represent the grant of a performance-based restricted stock award that has restrictions that lapse at varying rates based on certain performance-based criteria. The award has an "overdrive" feature that provides that if the Compound Annual Growth Rate ("CAGR") of the Company's core EPS for FY10 through FY12 is in excess of a certain specified percentage the reporting person is entitled to additional shares. The number of shares included in Column
  2 of Table 1 represents the maximum of shares that may be issued pursuant to the award if the CAGR maximum target is met.

4) 7,470 shares represent the remaining portion of a grant of a performance-based restricted stock award that has restrictions that lapse at varying rates based on certain performance-based criteria. The extent and timing of the lapse of restrictions on the shares subject to the award are based on comparisons of the increase in the market price of the Company's stock and the S&P 500 Composite Stock Index (assuming in each case a reinvestment of dividends) during each of FY10, FY11 and FY12.

5) 14,448 shares represent the remaining portion of a grant of a restricted stock unit award. Each restricted stock unit represents the right to receive one share of Common Stock at vesting. The restricted stock units will become vested at the rate of 30% of the shares on the 1st anniversary of the date of grant (which date of grant was 10/21/10), and 30% of the shares on the 2nd anniversary of the date of grant, and the remaining 40% of the shares on the 3rd anniversary of the date of grant, provided that in all instances the reporting person is an employee of, or consultant (as defined in the relevant Stock
Incentive Plan) to the Company or subsidiary; provided, however, that death, disability or retirement before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.

6) 61,920 shares represent the grant of a performance-based restricted stock unit award that provides for vesting at varying rates based on specified performance-based criteria. Each restricted stock unit represents the right to receive one share of Common Stock at vesting. Shares are earned based on cumulative core EPS for FY2011 through FY2015. The award has an "overdrive" feature that provides that if cumulative core EPS for FY2011 through FY2013 is in excess of a specified amount the reporting person is entitled to additional shares. The number of shares included in Column 2 of Table 1 represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met (i.e., the full "overdrive" amount). The award is also subject to vesting conditions tied to continued service; provided, however, that death, disability or retirement before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.

7) 27,323 shares represent the grant of a restricted stock unit award. Each restricted stock unit represents the right to receive one share of Common Stock at vesting. The restricted stock units will become vested at the rate of 30% of the shares on the 1st anniversary of the date of grant (which date of grant was 10/20/11), and 30% of the shares on the 2nd anniversary of the date of grant, and the remaining 40% of the shares on the 3rd anniversary of the date of grant, provided that in all instances the reporting person is an employee of, or consultant (as defined in the relevant Stock Award and Incentive Plan) to the Company or subsidiary; provided, however, that death, disability or retirement before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.

8) 81,970 shares represent the grant of a performance-based restricted stock unit award that provides for vesting at varying rates based on specified performance-based criteria. Each restricted stock unit represents the right to receive one share of Common Stock at vesting. Shares are earned based on cumulative core EPS for FY2012 through FY2016. The award has an "overdrive" feature that provides that if cumulative core EPS for FY2012 through FY2014 is in excess of a specified amount the reporting person is entitled to additional shares. The number of shares included in Column 2 of Table 1 represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met (i.e., the full "overdrive" amount). The award is also subject to vesting conditions tied to continued service; provided, however, that death, disability or retirement before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.